gsr05ar4, Class 3A5

Price/Yield
Given: Spread		25 CPB
47	Price	100.3502
	Yield	4.7175
	Spread	47
	Mkt Value	65,766,540.04
	WAL	4.72
	Mod Durn	4.134
	Mod Convexity	0.204
	Principal Window	Feb10 to Apr10
	Maturity #mos	58
	LIBOR_1YR	3.850
	CMT_1YR	3.383
	Prepay Rate	25 CPB

Swap Curve	Mat 1MO 2MO 3MO 4MO 5MO 6MO 7MO 8MO 9MO 10MO 11MO 1YR 2YR 3YR
	Yld 3.262 3.348 3.436 3.497 3.554 3.627 3.665 3.701 3.733 3.765 3.790 3.85 4.07 4.167

Swap Curve	Mat 4YR 5YR 6YR 7YR 8YR 9YR 10YR 11YR 12YR 13YR 14YR 15YR 20YR 30YR
	Yld 4.207 4.263 4.397 4.449 4.499 4.548 4.595 4.640 4.677 4.712 4.741 4.771 4.863 4.910

No securities are being offered by these summary materials. If the securities described herein or other securities are ultimately offered, they will be offered only pursuant to a definitive offering circular, and prospective investors who consider purchasing  any such securities should make their investment decision based only upon the information provided therein and consultation with their own advisers.  This material is for your private information and we are not soliciting any action based upon it.  This  material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where  such an offer or solicitation would be illegal.  This material is based on information that we consider reliable, but we do not  represent that it is accurate or complete and it should not be relied upon as such.  By accepting this material the recipient  agrees that it will not distribute or provide the material to any other person.  The information contained in this material may not  pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions  regarding market conditions and other matters as reflected therein.  We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes.  We and our affiliates, officers, directors, partners and employees,  including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions  in, and buy or sell, the securities mentioned herein or derivatives thereof (including options). This material may be filed within the Securities and Exchange Commission (the "SEC") and incorporated by reference into an effective registration statement  to securities that are ultimately offered for sale pursuant to such registration statement.  Information contained in this material is current as of the date appearing on this material only.  Information in this material regarding the assets backing any  securities discussed herein supersedes all prior information regarding such assets.  Any information in the material, whether  regarding the assets backing any securities discussed herein or otherwise, will be superseded by the information included in the final prospectus for any securities actually sold to you.  Goldman Sachs does not provide accounting, tax or legal advice. Subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that  are necessary to support any U.S. federal income tax benefits, without Goldman Sachs imposing any limitation of any kind.